102 Duffy Avenue, Hicksville, NY 11801 ● Phone: (516) 683-4420 ● flagstar.com

NEW YORK COMMUNITY BANCORP, INC. REPORTS THIRD QUARTER 2024 GAAP NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS OF $0.79 PER DILUTED SHARE AND NON-GAAP NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS OF $0.69 PER DILUTED SHARE
STRONG MOMENTUM CONTINUES WITH OUR TURNAROUND STRATEGY AS DEPOSITS GREW ANOTHER $4 BILLION OR 5% AND MORE KEY HIRES JOIN
WHOLESALE BORROWINGS DECREASED OVER 30% AND A LOAN TO DEPOSIT RATIO OF 86%

MAINTAINED A SOLID ALLOWANCE FOR CREDIT LOSSES RATIO OF 1.87% COMPARED TO 1.78% LAST QUARTER

CONTINUE TO DE-RISK LOAN PORTFOLIO AS COMMERCIAL REAL ESTATE EXPOSURE DECLINED ANOTHER 3%

STRONG CAPITAL LEVELS AND LIQUIDITY POSITION

Hicksville, N.Y., October 25, 2024 – New York Community Bancorp, Inc. (NYSE: NYCB) (“the Company”), the holding company for Flagstar Bank, N.A. (the "Bank"), today reported its results for the third quarter of 2024. The Company reported a net loss of $280 million for third quarter 2024 and a net loss attributable to common stockholders of $289 million or $0.79 per diluted share. As adjusted for merger-related expenses, and certain items related to the sale of the mortgage warehouse business, the Company reported a net loss of $243 million for third quarter 2024 and a net loss attributable to common stockholders of $252 million or $0.69 per diluted share.

Third Quarter 2024 Summary

Asset Quality	Loans, Deposits, and Funding

•Total ACL of $1.3 billion, or 1.87% of LHFI
•Multi-family ACL coverage, excluding co-op loans, increased to 1.86%
•Office ACL coverage of 6.04%
•Non-office CRE ACL coverage of 1.92%
•Meaningful CRE payoffs at par, including nearly 34% in substandard loans
•68% of total non-accrual loans are current
•Over 90% of multi-family loans that have repriced this year are current or have paid off at par

•Multi-family loans declined $871 million or 2%
•CRE loans declined $696 million or 5%
•C&I loans decreased $1.3 billion or 8%
•Total deposits of $83.0 billion, up $4 billion or 5.0%
•Retail deposits increased $2.5 billion or 8% to $35 billion
•Private Bank deposits rose $1.8 billion or 11% to $17.9 billion
•Reduced wholesale borrowings by $8.6 billion or 31% to $19.3 billion or 18% of total assets
•Loan/deposit ratio at 86% compared to 110% at Q1'24

Capital	Liquidity
•CET1 ratio of 10.8% •Pro-forma CET1 ratio of 11.4%, including benefit from sale of mortgage operations •Book value per common share of $19.43 •Tangible book value per share of $18.18

•Total liquidity of over $41 billion, significantly higher than last quarter
•A 299% coverage ratio on uninsured deposits
•Nearly $19 billion of available borrowing capacity and high-quality liquid assets

New York Community Bancorp, Inc. Reports Third Quarter 2024 Results
CEO COMMENTARY

Commenting on the Company's third quarter performance, Chairman, President, and Chief Executive Officer, Joseph M. Otting stated, “During the third quarter, we made significant progress on each of our strategic priorities, as we continue to transition into a diversified regional bank. The first of which is our funding mix. We had a second consecutive quarter of strong deposit growth, especially in the Private Bank, where we are seeing many customers returning to Flagstar and we are winning new relationships. Also, we utilized a portion of our liquidity from deposit growth and previously announced business transaction, to pay down a significant amount of wholesale borrowings. Wholesale borrowings declined nearly $9 billion or 31% to $19 billion, while deposits increased $4 billion or 5% to $83 billion. This positive shift in our overall funding mix will help reduce our overall funding costs.

“On the asset quality front, we have completed 97% of our annual review of the multi-family and commercial real estate portfolios and have taken substantial charge-offs across the portfolio. Our CRE exposure continues to decline through a combination of par pay-offs and proactively managing problem loans. Total CRE loans declined 3% compared to the previous quarter and decreased 6% year-to-date. Additionally, while non-accrual loans increased during the third quarter, 68% are current, up from 61% last quarter. Furthermore, of the $2.1 billion of multi-family loans that have repriced this year, over 90% have paid off at par or remain current.

“We have also continued to invest in our business. We continue to invest in our risk management infrastructure and have enhanced our risk team with several new hires. In addition, we expanded our C&I leadership team with the hiring of several accomplished senior executives while building out our coverage and infrastructure by recruiting over 30 teammates in commercial banking, to bolster our commercial banking growth strategy.

“Following the end of the quarter, we took actions to reduce costs across our entire organization. These steps reflect our commitment to our financial objectives, and we anticipate further cost reductions as we continue to implement efficiency initiatives.

“Also, ten days ago we announced another milestone in our ongoing transformation, changing our holding company name to Flagstar Financial, Inc. and our stock symbol to FLG, effective at 5 p.m. today. We expect to begin trading under the new symbol on Monday. The new holding company name complements the re-branding of the Bank and our branches we undertook earlier in the year. The Company name change is a continuation of those efforts and unifies the organization and our vision under one brand.

“Moreover, at yesterday's Board of Directors meeting, director Peter Schoels tendered his resignation from both the Bank and the Company boards. Peter has been a director of the Company since the close of the merger almost two years ago. Before then he was a long-standing director at legacy Flagstar. For myself and my fellow board members, Peter's insights and business acumen have served the organization well and I would like to thank him for his many years of service. The Board intends to fill the vacancy left by his departure.

“I remain confident in our ability to successfully execute on our strategic plan and transform the Company into a regional bank with meaningful earnings power and a strong balance sheet.

“Finally, I would like to thank each of our teammates for their unwavering commitment and dedication to the Bank and its customers.”

NET INCOME (LOSS) | NET INCOME (LOSS) ATTRIBUTABLE TO COMMON STOCKHOLDERS

The Company reported a third quarter 2024 net loss of $280 million compared to a net loss of $323 million for second quarter 2024, and net income of $207 million for third quarter 2023. Net loss attributable to common stockholders for third quarter 2024 was $289 million, or $0.79 per diluted share, compared to a net loss of $333 million, or $1.14 per diluted share for second quarter 2024, and net income attributable to common stockholders of $199 million, or $0.81 per diluted share for third quarter 2023. As adjusted for merger-related expenses, and certain items related to the sale of the mortgage warehouse business in July 2024, the net loss for the quarter ended September 30, 2024 was $243 million and the net loss attributable to common stockholders was $252 million, or $0.69 per diluted share. This compares to a net loss, as adjusted for merger-related expenses, of $298 million and net loss attributable to common stockholders as adjusted for merger-related expenses, of $308 million, or $1.05 per diluted share for second quarter 2024 and net income, as adjusted for merger-related expenses, of $274 million and net income attributable to common stockholders of $266 million or $1.09 per diluted share as adjusted for merger-related expenses for third quarter 2023.

New York Community Bancorp, Inc. Reports Third Quarter 2024 Results
For the first nine months of 2024, the Company reported a net loss of $930 million compared to net income of $2.6 billion for the first nine months of 2023. Net loss attributable to common stockholders for the first nine months of 2024 was $957 million or $3.16 per diluted share compared to net income attributable to common stockholders of $2.6 billion for the first nine months of 2023 or $10.84 per diluted share.

Included in the net loss and diluted EPS for the first nine months of 2024 is a $121 million reduction in the bargain purchase gain arising from the Signature transaction, as well as certain items related to the sale of the Company's mortgage warehouse business in late July 2024. As adjusted for these items and for merger-related expenses, the net loss for the first nine months of 2024 was $715 million and the net loss attributable to common stockholders was $742 million or $2.45 per diluted share. Net income and diluted EPS for the first nine months of 2023 included a bargain purchase gain of $2.1 billion arising from the Signature transaction. As adjusted for this item and for merger-related expenses, net income for the first nine months of 2023 totaled $682 million and net income attributable to common stockholders totaled $657 million or $2.73 per diluted share.

EARNINGS SUMMARY FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2024

Net Interest Income, Net Interest Margin, and Average Balance Sheet

Net Interest Income and Net Interest Margin Summary				September 30, 2024
	For the Three Months Ended			compared to (%):
(dollars in millions)	September 30, 2024	June 30, 2024	September 30, 2023	June 30, 2024	September 30, 2023
Net interest income	$510	$557	$882	-8%	-42%

	For the Three Months Ended			compared to (bp):
Yield/Cost	September 30, 2024	June 30, 2024	September 30, 2023	June 30, 2024	September 30, 2023
Mortgage and other loans, net	5.53%	5.62%	5.82%	-9	-29
Securities	4.85%	4.68%	4.30%	17	55
Interest-earning cash and cash equivalents	5.40%	5.44%	5.31%	-4	9
Total interest-earning assets	5.42%	5.48%	5.62%	-6	-20
Total interest-bearing deposits	4.37%	4.15%	3.33%	22	104
Borrowed funds	5.28%	5.28%	3.53%	0	175
Total interest-bearing liabilities	4.62%	4.52%	3.37%	10	125
Net interest margin	1.79%	1.98%	3.27%	-19	-148

Net Interest Income and Net Interest Margin Summary
	For the Nine Months Ended
(dollars in millions)	September 30, 2024	September 30, 2023	% Change
Net interest income	$1,691	$2,337	-28%

	For the Nine Months Ended
Yield/Cost	September 30, 2024	September 30, 2023	(bp) Change
Mortgage and other loans, net	5.62%	5.43%	19
Securities	4.59%	4.11%	48
Interest-earning cash and cash equivalents	5.44%	5.11%	33
Total interest-earning assets	5.47%	5.27%	20
Total interest-bearing deposits	4.13%	2.94%	119
Borrowed funds	5.31%	3.52%	179
Total interest-bearing liabilities	4.45%	3.09%	136
Net interest margin	2.01%	3.05%	-104

New York Community Bancorp, Inc. Reports Third Quarter 2024 Results
Net Interest Income

Net interest income for the third quarter 2024 totaled $510 million, down $47 million, or 8%, compared to second quarter 2024, and down $372 million or 42%, compared to the third quarter of 2023. The decline from second quarter 2024 is primarily due to lower average loan balances arising from the sale of the mortgage warehouse business, which closed during the third quarter of 2024, continued payoffs in both the multi-family and commercial real estate portfolios, and a decline in the commercial and industrial loan portfolio, driven by the Company's strategy to exit certain non-relationship based loans, and strong deposit growth which was driven by promotional rates. This was partially offset by a higher level of average cash balances, and lower average borrowed funds. The decline relative to the third quarter of 2023 was almost entirely the result of higher average interest-bearing liabilities combined with an increase in the cost of funds. The increase in average interest-bearing liabilities was driven by increases in both average interest-bearing deposits and average borrowed funds. This was partially offset by growth in average interest-earnings assets, as the decline in average loan balances was offset by higher average cash balances and higher average investment securities balances.

For the first nine months of 2024, net interest income decreased $646 million or 28% to $1.7 billion compared to $2.3 billion for the first nine months of 2023. The decline is attributable to an 18% increase in average interest-bearing liabilities to $87.2 billion, including a 41% increase in average borrowed funds and a 10% increase in average interest-bearing deposits to $60.9 billion.

Net Interest Margin

The net interest margin for the third quarter 2024 was 1.79%, down 19 basis points compared to second quarter 2024 and down 148 basis points compared to third quarter 2023. The 19 basis points reduction compared to second quarter 2024 was the result of a 22 basis point increase in the average cost of interest-bearing deposits to 4.37% along with a $4.0 billion or 7% increase in average interest-bearing deposits to $63.6 billion. The majority of the average deposit growth was centered on savings accounts and certificates of deposits, as we continued to attract new customers and balances in our promotional savings products. This was partially offset by a decline in average borrowed funds, which decreased $4.2 billion or 15% to $24.5 billion, while the average cost of borrowed funds remained unchanged at 5.28%.

The 148 basis point reduction in the net interest margin compared to the third quarter of 2023 was also due to the result of a higher level of average interest-bearing liabilities combined with an increase in the average cost of funds. Average interest-bearing liabilities increased $14.0 billion or 19% to $88.1 billion, while the average cost of funds increased 125 basis points to 4.62%, driven by a 175 basis point increase in the average cost of borrowed funds and a 104 basis point increase in the average cost of interest-bearing deposits. This was partially offset by a $5.9 billion or 5% increase in average interest-earnings assets to $113.0 billion, driven primarily by a $12.8 billion or 118% increase in average cash balances to $23.6 billion. This was partially offset by a $9.1 billion or 11% decline in average loan balances to $76.6 billion.

During the first nine months of 2024, the net interest margin was 2.01%, down 104 basis points compared to the first nine months of 2023. The year-over-year decline was mainly the result of a higher cost of funds due to the impact of a higher interest rate environment and deposit competition. This was coupled with an increase in average interest-bearing liabilities as both average deposits and average borrowed funds rose over the course of the first nine months of 2024. The average cost of funds rose 136 basis points to 4.45% driven by a 179 basis point increase in the average cost of borrowings and a 119 basis point increase in the average cost of deposits. This was partially offset by higher asset yields, as the average yield on average interest-earning assets increased 20 basis points to 5.47%.

Average Balance Sheet

New York Community Bancorp, Inc. Reports Third Quarter 2024 Results

				September 30, 2024
	For the Three Months Ended			compared to:
(dollars in millions)	September 30, 2024	June 30, 2024	September 30, 2023	June 30, 2024	September 30, 2023
Mortgage and other loans, net	$76,553	$83,235	$85,691	-8%	-11%
Securities	12,862	12,094	10,317	6%	25%
Reverse repurchase agreements	—	—	299	NM	-100%
Interest-earning cash and cash equivalents	23,561	17,883	10,788	32%	118%
Total interest-earning assets	112,976	113,212	107,095	—%	5%

Total interest-bearing deposits	63,647	59,607	58,494	7%	9%
Borrowed funds	24,456	28,612	15,596	-15%	57%
Total interest-bearing liabilities	88,103	88,219	74,090	—%	19%
Non-interest-bearing deposits	$18,631	$18,632	$25,703	—%	-28%

	For the Nine Months Ended
(dollars in millions)	September 30, 2024	September 30, 2023	% Change
Mortgage and other loans, net	$81,286	$80,569	1%
Securities	12,180	10,314	18%
Reverse repurchase agreements	—	503	-100%
Interest-earning cash and cash equivalents	18,615	11,127	67%
Total interest-earning assets	112,081	102,513	9%

Total interest-bearing deposits	60,941	55,252	10%
Borrowed funds	26,259	18,683	41%
Total interest-bearing liabilities	87,200	73,935	18%
Non-interest-bearing deposits	$18,872	$21,214	-11%

During third quarter 2024, average loan balances decreased $6.7 billion, or 8%, to $76.6 billion compared to the previous quarter primarily driven by lower multi-family, commercial real estate, and commercial and industrial loan balances. On a year-over-year basis, average loans declined $9.1 billion or 11%, also driven by lower multi-family, commercial real estate, and commercial and industrial loan balances. Average cash balances increased $5.7 billion or 32% to $23.6 billion compared to the previous quarter, reflecting strong deposit growth during the quarter and proceeds from the sale of the mortgage warehouse business of approximately $6 billion. Cash balances were utilized to proactively manage our liquidity during the third quarter and a portion was used to pay down borrowed funds. Average cash balances on a year-over-year basis increased $12.8 billion or 118% to $23.6 billion.

Average interest-bearing liabilities were relatively flat compared to the previous quarter, as an increase in average interest-bearing deposits was offset by a decrease in average borrowed funds. Average deposits rose $4.0 billion or 7% to $63.6 billion compared to the previous quarter while average borrowed funds declined $4.2 billion or 15% to $24.5 billion compared to the previous quarter. On a year-over-year basis, average interest-bearing liabilities rose $14.0 billion or 19% to $88.1 billion, as both average interest-bearing deposits and average borrowings increased. Average interest-bearing deposits increased $5.2 billion or 9% on a year-over-year basis, while average borrowed funds rose $8.9 billion or 57%.

For the first nine months of 2024, average loans increased modestly, rising $717 million or 1% to $81.3 billion, while average cash balances rose $7.5 billion or 67% to $18.6 billion, and average securities increased $1.9 billion or 18% to $12.2 billion.

For the first nine months of 2024, average interest-bearing liabilities increased $13.3 billion or 18% to $87.2 billion driven by growth in average deposits and average borrowings. Average interest-bearing deposits rose $5.7 billion or 10% due to our promotional deposit campaign during the current quarter and higher levels of brokered deposits, while average borrowed funds increased $7.6 billion to $26.3 billion.

New York Community Bancorp, Inc. Reports Third Quarter 2024 Results
Provision for Credit Losses

For third quarter 2024, the provision for credit losses totaled $242 million compared to a $390 million provision for credit losses for second quarter 2024 and a $62 million provision for credit losses for third quarter 2023.

Net charge-offs totaled $240 million for third quarter 2024, compared to $349 million for second quarter 2024 and $24 million for third quarter of 2023. Net charge-offs on a non-annualized basis represented 0.31% of average loans outstanding during third quarter 2024 compared to 0.42% and 0.03% of average loans outstanding, respectively, during second quarter 2024 and third quarter of 2023. Included in third quarter net charge-offs was approximately $45 million of charge-offs taken on non-accrual loans that were moved to held for sale.

For the first nine months of 2024, the provision for credit losses totaled $947 million compared to $281 million for the first nine months of 2023. Net charge-offs totaled $670 million for the first nine months of 2024, compared to $23 million for the first nine months of 2023.

Pre-Provision Net Revenue

The tables below detail the Company’s PPNR and related measures, which are non-GAAP measures, for the periods noted:

				September 30, 2024
	For the Three Months Ended			compared to:
(dollars in millions)	September 30, 2024	June 30, 2024	September 30, 2023	June 30, 2024	September 30, 2023
Net interest income	$510	$557	$882	-8%	-42%
Non-interest income	113	114	160	-1%	-29%
Total revenues	$623	$671	$1,042	-7%	-40%
Total non-interest expense	716	705	712	2%	1%
Pre - provision net revenue (non-GAAP)	$(93)	$(34)	$330	174%	-128%
Merger-related and restructuring expenses	18	34	91	-47%	-80%
Certain items related to the sale of the mortgage warehouse business	32	—	—	NM	NM
Pre - provision net revenue excluding merger-related and restructuring expenses, as adjusted (non-GAAP)	$(43)	$—	$421	NM	NM

For the third quarter 2024, pre-provision net loss totaled $93 million compared to a pre-provision net loss of $34 million for the second quarter 2024 and pre-provision net revenue of $330 million for the three months ended September 30, 2023. Excluding the impact of merger-related and restructuring expenses and certain items related to the sale of the mortgage warehouse business, pre-provision net loss was $43 million for the three months ended September 30, 2024, compared to zero for the second quarter 2024 and pre-provision net revenue of $421 million for the three months ended September 30, 2023.

	For the Nine Months Ended
(dollars in millions)	September 30, 2024	September 30, 2023	% Change
Net interest income	$1,691	$2,337	-28%
Non-interest income	236	2,560	-91%
Total revenues	$1,927	$4,897	-61%
Total non-interest expense	2,120	1,849	15%
Pre - provision net revenue (non-GAAP)	$(193)	$3,048	-106%
Bargain purchase gain	121	(2,142)	-106%
Merger-related and restructuring expenses	95	267	-64%
Certain items related to the sale of the mortgage warehouse business	32	—
Pre - provision net revenue excluding merger-related and restructuring expenses and bargain purchase gain, as adjusted (non-GAAP)	$55	$1,173	-95%

New York Community Bancorp, Inc. Reports Third Quarter 2024 Results
For the first nine months of 2024, pre-provision net loss was $193 million compared to pre-provision net revenue of $3.0 billion for the first nine months of 2023. Excluding the impact of merger-related and restructuring expenses, bargain purchase gain, and certain items related to the sale of the mortgage warehouse business, pre-provision net revenue for the first nine months of 2024 totaled $55 million, compared to $1.2 billion for the first nine months of 2023.

Non-Interest Income

				September 30, 2024
	For the Three Months Ended			compared to:
(dollars in millions)	September 30, 2024	June 30, 2024	September 30, 2023	June 30, 2024	September 30, 2023
Fee income	$42	$41	$58	2%	-28%
Bank-owned life insurance	10	12	11	-17%	-9%
Net return on mortgage servicing rights	34	19	23	79%	48%
Net gain on loan sales and securitizations	5	18	28	-72%	-82%
Net loan administration (loss) income	(8)	(5)	19	60%	-142%
Other income	30	29	21	3%	43%
Total non-interest income	$113	$114	$160	-1%	-29%

	For the Nine Months Ended
(dollars in millions)	September 30, 2024	September 30, 2023	% Change
Fee income	$117	$133	-12%
Bank-owned life insurance	32	32	—%
Net losses on securities	—	(1)	NM
Net return on mortgage servicing rights	74	70	6%
Net gain on loan sales and securitizations	43	73	-41%
Net loan administration income	3	65	-95%
Bargain purchase gain	(121)	2,142	NM
Other income	88	46	91%
Total non-interest income	$236	$2,560	NM

Impact of Notable Item:
Bargain purchase gain	121	(2,142)	NM
Adjusted noninterest income (non-GAAP)	$357	$418	-15%

In third quarter 2024, non-interest income totaled $113 million compared to $114 million in second quarter 2024 and $160 million in third quarter 2023. The linked-quarter decrease was driven by lower net gain on loan sales and securitizations and a slightly higher loss on net loan administration income, partially offset by a higher net return on mortgage servicing rights. Included in third quarter 2024 non-interest income is $23 million in fees and costs associated with the sale of the mortgage warehouse business, which closed in late July 2024. Excluding this item, non-interest income, as adjusted, was $135 million, up 18% compared to the previous quarter, but down 16% compared to the year-ago quarter.

For the first nine months of 2024, non-interest income totaled $236 million compared to $2.6 billion for the first nine months of 2023. The year-over-year decline was driven by a decrease in net loan administration income and lower net gain on loan sales and securitizations. This was partially offset by an increase in the net return on mortgage servicing rights and higher other income. Net loan administration income totaled $3 million for the first nine months of 2024, compared to $65 million for the first nine months of 2023. The decline was largely due to a decline in subservicing income related to the Signature transaction. Net gain on loan sales and securitizations was $43 million compared to $73 million for the first nine months of 2023, down 41% due to lower transaction volumes.

New York Community Bancorp, Inc. Reports Third Quarter 2024 Results
Non-Interest Expense

				September 30, 2024
	For the Three Months Ended			compared to:
(dollars in millions)	September 30, 2024	June 30, 2024	September 30, 2023	June 30, 2024	September 30, 2023
Operating expenses:
Compensation and benefits	$316	$312	$346	1%	-9%
FDIC insurance	98	91	19	8%	416%
Occupancy and equipment	59	52	55	13%	7%
General and administrative	188	183	165	3%	14%
Total operating expenses	661	638	585	4%	13%
Intangible asset amortization	37	33	36	12%	3%
Merger-related and restructuring expenses	18	34	91	-47%	-80%
Total non-interest expense	$716	$705	$712	2%	1%

	For the Nine Months Ended
(dollars in millions)	September 30, 2024	September 30, 2023	% Change
Operating expenses:
Compensation and benefits	$961	$854	13%
FDIC insurance	239	56	327%
Occupancy and equipment	163	142	15%
General and administrative	557	440	27%
Total operating expenses	1,920	1,492	29%
Intangible asset amortization	105	90	17%
Merger-related and restructuring expenses	95	267	-64%
Total non-interest expense	$2,120	$1,849	15%

For the quarter ended September 30, 2024, total non-interest expense was $716 million, up $11 million or 2% compared to the previous quarter and up $4 million or 1% compared to the year-ago quarter. Excluding merger-related and restructuring expenses and intangible amortization expense, total operating expenses for the quarter ended September 30, 2024 were $661 million, up $23 million or 4% compared to the previous quarter and up $76 million or 13% compared to the year-ago quarter. The linked-quarter increase was driven primarily by a $7 million or 8% increase in FDIC insurance expense and a $5 million or 3% increase in general and administrative expense, largely professional fees.

For the first nine months of 2024, total non-interest expense was $2.1 billion, up $271 million or 15% compared to the first nine months of 2023. Excluding merger-related and restructuring expenses and intangible asset amortization, total operating expenses for the first nine months of 2024 were $1.9 billion, up $428 million or 29% compared to $1.5 billion for the first nine months of 2023. The increase was largely due to higher FDIC insurance expense, higher general and administrative expense due to higher professional fees, and higher compensation and benefits expense and occupancy expense, mostly due to the Signature transaction.

New York Community Bancorp, Inc. Reports Third Quarter 2024 Results
Income Taxes

For the third quarter 2024, the Company reported a benefit for income taxes of $55 million compared to a benefit for income taxes of $101 million for the second quarter 2024 and a provision for income taxes of $61 million for the three months ended September 30, 2023. The effective tax rate for the third quarter 2024 was 16.34% compared to 23.69% for the second quarter 2024, and 22.68% for the three months ended September 30, 2023.

For the first nine months of 2024, the Company reported an income tax benefit of $210 million compared to a provision for income taxes of $141 million for the first nine months of 2023. The effective tax rate for the first nine months of 2024 was 18.40% compared to 5.09% for the first nine months of 2023.

New York Community Bancorp, Inc. Reports Third Quarter 2024 Results
ASSET QUALITY

				September 30, 2024
	As of			compared to:
(dollars in millions)	September 30, 2024	June 30, 2024	September 30, 2023	June 30, 2024	September 30, 2023
Total non-accrual loans held for investment	$2,514	$1,942	$434	29%	480%
Total non-accrual loans held for investment and repossessed assets	$2,529	$1,959	$446	29%	467%
NPLs to total loans held for investment	3.54%	2.60%	0.52%	93	302
NPAs to total assets	2.21%	1.65%	0.40%	57	181
Allowance for credit losses on loans and leases	$1,264	$1,268	$619	—%	104%
Total ACL, including on unfunded commitments	$1,328	$1,326	$667	—%	99%
ACL % of total loans held for investment	1.78%	1.70%	0.74%	8 bps	104 bps
Total ACL % of total loans held for investment	1.87%	1.78%	0.79%	9 bps	107 bps
ACL on loans and leases % of NPLs	50%	65%	143%	-15%	-92%
Total ACL % of NPLs	53%	68%	154%	-15%	-101%

				September 30, 2024
	For the Three Months Ended			compared to:
	September 30, 2024	June 30, 2024	September 30, 2023	June 30, 2024	September 30, 2023
Net charge-offs (recoveries)	$240	$349	$24	-31%	NM
Net charge-offs (recoveries) to average loans (1)	0.31%	0.42%	0.03%	-11 bps	29 bps
(1) Three months ended presented on a non-annualized basis.

	For the Nine Months Ended
	September 30, 2024	September 30, 2023	Change %
Net charge-offs (recoveries)	$670	$23	NM
Net charge-offs (recoveries) to average loans (1)	0.82%	0.03%	80 bps
(1) Three months ended presented on a non-annualized basis.

Non-Performing Assets

At September 30, 2024, total non-accrual loans were $2.5 billion, up $0.6 billion compared to June 30, 2024 and up $2.1 billion compared to September 30, 2023. Both the linked-quarter and year-over-year increases were primarily attributable to an increase in non-accrual commercial real estate and multi-family loans, along with an increase in non-accrual C&I loans. Non-accrual loans to total loans held-for-investment was 3.54% at September 30, 2024 compared to 2.60% at June 30, 2024 and 0.52% at September 30, 2023. Total non-performing assets were $2.5 billion at September 30, 2024 compared to $2.0 billion for the previous quarter end and $446 million in the year-ago quarter. Non-performing assets to total assets was 2.21% at September 30, 2024 compared to 1.65% at June 30, 2024 and 0.40% at September 30, 2023.

Also, during the quarter the Company transferred $189 million of non-accrual loans held for investment to held for sale. Included in this amount is $112 million of non-accrual commercial real estate loans.

Total Allowance for Credit Losses

The total allowance for credit losses was $1,328 million at September 30, 2024 compared to $1,326 million at June 30, 2024 and $667 million at September 30, 2023. Total ACL to total loans held for investment increased to 1.87% as of September 30, 2024 compared to 1.78% at June 30, 2024 and 0.79% at September 30, 2023.

New York Community Bancorp, Inc. Reports Third Quarter 2024 Results
CAPITAL POSITION

The Company’s regulatory capital ratios continue to exceed regulatory minimums to be classified as “Well Capitalized,” the highest regulatory classification. The table below depicts the Company’s and the Bank’s regulatory capital ratios at those respective periods.

	September 30, 2024	June 30, 2024	December 31, 2023
REGULATORY CAPITAL RATIOS: (1)
New York Community Bancorp, Inc.
Common equity tier 1 ratio	10.76%	9.54%	9.05%
Tier 1 risk-based capital ratio	11.42%	10.43%	9.62%
Total risk-based capital ratio	13.92%	12.78%	11.77%
Leverage capital ratio	7.32%	7.53%	7.75%

Flagstar Bank, N.A.
Common equity tier 1 ratio	11.94%	10.84%	10.52%
Tier 1 risk-based capital ratio	11.94%	10.84%	10.52%
Total risk-based capital ratio	13.19%	12.09%	11.61%
Leverage capital ratio	7.64%	7.82%	8.48%

(1)The minimum regulatory requirements for classification as a well-capitalized institution are a common equity tier 1 capital ratio of 6.5%; a tier one risk-based capital ratio of 8.00%; a total risk-based capital ratio of 10.00%; and a leverage capital ratio of 5.00%.

About New York Community Bancorp, Inc.

New York Community Bancorp, Inc. is the parent company of Flagstar Bank, N.A., one of the largest regional banks in the country. The Company is headquartered in Hicksville, New York. At September 30, 2024, the Company had $114.4 billion of assets, $73.0 billion of loans, deposits of $83.0 billion, and total stockholders’ equity of $8.6 billion.

Flagstar Bank, N.A. operates over 400 branches, including a significant presence in the Northeast and Midwest and locations in high growth markets in the Southeast and West Coast. In addition, the Bank has approximately 90 private banking teams located in over 10 cities in the metropolitan New York City region and on the West Coast, which serve the needs of high-net worth individuals and their businesses.

Post-Earnings Release Conference Call

The Company will host a conference call on October 25, 2024 at 8:00 a.m. (Eastern Time) to discuss its third quarter 2024 performance. The conference call may be accessed by dialing (888) 596-4144 (for domestic calls) or (646) 968-2525 (for international calls) and providing the following conference ID: 5857240. The live webcast will be available at ir.myNYCB.com under Events.

A replay will be available approximately three hours following completion of the call through 11:59 p.m. on October 29, 2024 and may be accessed by calling (800) 770-2030 (domestic) or (609) 800-9909 (international) and providing the following conference ID: 5857240. In addition, the conference call webcast at ir.myNYCB.com will be archived through 5:00 p.m. on November 22, 2024.

Investor Contact: Salvatore J. DiMartino (516) 683-4286
Media Contact: Steven Bodakowski (248) 312-5872

New York Community Bancorp, Inc. Reports Third Quarter 2024 Results
Cautionary Statements Regarding Forward-Looking Statements

This earnings release and the associated conference call may include forward‐looking statements by the Company and our authorized officers pertaining to such matters as our goals, beliefs, intentions, and expectations regarding (a) revenues, earnings, loan production, asset quality, liquidity position, capital levels, risk analysis, divestitures, acquisitions, and other material transactions, among other matters; (b) the future costs and benefits of the actions we may take; (c) our assessments of credit risk and probable losses on loans and associated allowances and reserves; (d) our assessments of interest rate and other market risks; (e) our ability to execute on our strategic plan, including the sufficiency of our internal resources, procedures and systems; (f) our ability to attract, incentivize, and retain key personnel and the roles of key personnel; (g) our ability to achieve our financial and other strategic goals, including those related to our merger with Flagstar Bancorp, Inc., which was completed on December 1, 2022, our acquisition of substantial portions of the former Signature Bank through an FDIC-assisted transaction, and our ability to fully and timely implement the risk management programs institutions greater than $100 billion in assets must maintain; (h) the effect on our capital ratios of the approval of certain proposals approved by our shareholders during our 2024 annual meeting of shareholders; (i) the conversion or exchange of shares of the Company’s preferred stock; (j) the payment of dividends on shares of the Company’s capital stock, including adjustments to the amount of dividends payable on shares of the Company’s preferred stock; (k) the availability of equity and dilution of existing equity holders associated with amendments to the 2020 Omnibus Incentive Plan; (l) the effects of the reverse stock split; and (m) transactions relating to the sale of our mortgage business and mortgage warehouse business.

Forward‐looking statements are typically identified by such words as “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” “should,” "confident," and other similar words and expressions, and are subject to numerous assumptions, risks, and uncertainties, which change over time. Additionally, forward‐looking statements speak only as of the date they are made; the Company does not assume any duty, and does not undertake, to update our forward‐looking statements. Furthermore, because forward‐looking statements are subject to assumptions and uncertainties, actual results or future events could differ, possibly materially, from those anticipated in our statements, and our future performance could differ materially from our historical results.

Our forward‐looking statements are subject to, among others, the following principal risks and uncertainties: general economic conditions and trends, either nationally or locally; conditions in the securities, credit and financial markets; changes in interest rates; changes in deposit flows, and in the demand for deposit, loan, and investment products and other financial services; changes in real estate values; changes in the quality or composition of our loan or investment portfolios, including associated allowances and reserves; changes in future allowance for credit losses, including changes required under relevant accounting and regulatory requirements; the ability to pay future dividends; changes in our capital management and balance sheet strategies and our ability to successfully implement such strategies; recent turnover in our Board of Directors and our executive management team; changes in our strategic plan, including changes in our internal resources, procedures and systems, and our ability to successfully implement such plan; changes in competitive pressures among financial institutions or from non‐financial institutions; changes in legislation, regulations, and policies; the imposition of restrictions on our operations by bank regulators; the outcome of pending or threatened litigation, or of investigations or any other matters before regulatory agencies, whether currently existing or commencing in the future; the success of our blockchain and fintech activities, investments and strategic partnerships; the restructuring of our mortgage business; our ability to recognize anticipated expense reductions and enhanced efficiencies with respect to our recently announced strategic workforce reduction; the impact of failures or disruptions in or breaches of the Company’s operational or security systems, data or infrastructure, or those of third parties, including as a result of cyberattacks or campaigns; the impact of natural disasters, extreme weather events, military conflict (including the Russia/Ukraine conflict, the conflict in Israel and surrounding areas, the possible expansion of such conflicts and potential geopolitical consequences), terrorism or other geopolitical events; and a variety of other matters which, by their nature, are subject to significant uncertainties and/or are beyond our control. Our forward-looking statements are also subject to the following principal risks and uncertainties with respect to our merger with Flagstar Bancorp, which was completed on December 1, 2022, and our acquisition of substantial portions of the former Signature Bank through an FDIC-assisted transaction: the possibility that the anticipated benefits of the transactions will not be realized when expected or at all; the possibility of increased legal and compliance costs, including with respect to any litigation or regulatory actions related to the business practices of acquired companies or the combined business; diversion of management’s attention from ongoing business operations and opportunities; the possibility that the Company may be unable to achieve expected synergies and operating efficiencies in or as a result of the transactions within the expected timeframes or at all; and revenues following the transactions may be lower than expected. Additionally, there can be no assurance that the Community Benefits Agreement entered into with NCRC, which was contingent upon the closing of the Company’s merger with Flagstar Bancorp, Inc., will achieve the results or outcome originally expected or anticipated by us as a result of changes to our business strategy, performance of the U.S. economy, or changes to the laws and regulations affecting us, our customers, communities we serve, and the U.S. economy (including, but not limited to, tax laws and regulations).

More information regarding some of these factors is provided in the Risk Factors section of our Annual Report on Form 10‐K/A for the year ended December 31, 2023, Quarterly Report on Forms 10-Q for the quarters ended March 31, 2024 and June 30, 2024 and in other SEC reports we file. Our forward‐looking statements may also be subject to other risks and uncertainties, including those we may discuss in this news release, on our conference call, during investor presentations, or in our SEC filings, which are accessible on our website and at the SEC’s website, www.sec.gov.

- Financial Statements and Highlights Follow -

New York Community Bancorp, Inc. Reports Third Quarter 2024 Results
NEW YORK COMMUNITY BANCORP, INC.
CONSOLIDATED STATEMENTS OF CONDITION

New York Community Bancorp, Inc. Reports Third Quarter 2024 Results

				September 30, 2024
				compared to
(dollars in millions)	September 30, 2024	June 30, 2024	December 31, 2023	June 30, 2024	December 31, 2023
Assets
Cash and cash equivalents	$23,080	$18,990	$11,475	22%	101%
Securities:
Available-for-sale	10,511	10,535	9,145	—%	15%
Equity investments with readily determinable fair values, at fair value	14	14	14	—%	—%
Total securities net of allowance for credit losses	10,525	10,549	9,159	—%	15%
Loans held for sale	1,851	7,845	1,182	-76%	57%
Loans and leases held for investment:
Multi-family	35,140	36,011	37,265	-2%	-6%
Commercial real estate and acquisition, development, and construction	12,482	13,178	13,382	-5%	-7%
One-to-four family first mortgage	5,247	5,790	6,061	-9%	-13%
Commercial and industrial	16,474	17,819	25,254	-8%	-35%
Other loans	1,773	1,754	2,657	1%	-33%
Total loans and leases held for investment	71,116	74,552	84,619	-5%	-16%
Less: Allowance for credit losses on loans and leases	(1,264)	(1,268)	(992)	—%	27%
Total loans and leases held for investment, net	69,852	73,284	83,627	-5%	-16%
Federal Home Loan Bank stock and Federal Reserve Bank stock, at cost	1,364	1,565	1,392	-13%	-2%
Premises and equipment, net	649	691	652	-6%	—%
Core deposit and other intangibles	519	557	625	-7%	-17%
Mortgage servicing rights	—	1,122	1,111	NM	NM
Bank-owned life insurance	1,595	1,586	1,580	1%	1%
Other assets	3,212	2,866	3,254	12%	-1%
Assets held for sale	1,720	—	—	NM	NM
Total assets	$114,367	$119,055	$114,057	-4%	—%

Liabilities and Stockholders' Equity
Deposits:
Interest-bearing checking and money market accounts	$21,680	$21,740	$30,700	—%	-29%
Savings accounts	13,510	10,638	8,773	27%	54%
Certificates of deposit	29,251	28,780	21,554	2%	36%
Non-interest-bearing accounts	18,572	17,874	20,499	4%	-9%
Total deposits	83,013	79,032	81,526	5%	2%
Borrowed funds:
Wholesale borrowings	19,310	27,871	20,250	-31%	-5%
Junior subordinated debentures	581	580	579	—%	—%
Subordinated notes	442	441	438	—%	1%
Total borrowed funds	20,333	28,892	21,267	-30%	-4%
Other liabilities	1,978	2,476	2,897	-20%	-32%
Liabilities associated with assets held for sale	471	—	—	NM	NM
Total liabilities	105,795	110,400	105,690	-4%	—%

Mezzanine equity:
Preferred stock - Series B	1	258	—	NM	NM
Stockholders' equity:
Preferred stock - Series A and D	503	503	503	—%	—%
Common stock	4	4	2	—%	100%
Paid-in capital in excess of par	9,266	8,997	8,236	3%	13%
Retained earnings	(562)	(270)	443	108%	-227%
Treasury stock, at cost	(219)	(223)	(218)	-2%	—%
Accumulated other comprehensive loss, net of tax:
Net unrealized loss on securities available for sale, net of tax	(468)	(674)	(581)	-31%	-19%
Pension and post-retirement obligations, net of tax	(27)	(28)	(28)	-4%	-4%
Net unrealized gain (loss) on cash flow hedges, net of tax	74	88	10	-16%	640%
Total accumulated other comprehensive loss, net of tax	(421)	(614)	(599)	-31%	-30%
Total stockholders' equity	8,571	8,397	8,367	2%	2%
Total liabilities, Mezzanine and Stockholders' Equity	$114,367	$119,055	$114,057	-4%	—%

New York Community Bancorp, Inc. Reports Third Quarter 2024 Results

NEW YORK COMMUNITY BANCORP, INC.
CONSOLIDATED STATEMENTS OF (LOSS) INCOME

				September 30, 2024
	For the Three Months Ended			compared to
	September 30, 2024	June 30, 2024	September 30, 2023	June 30, 2024	September 30, 2023
(dollars in millions, except per share data)
Interest Income:
Loans and leases	$1,061	$1,167	$1,251	-9%	-15%
Securities and money market investments	473	381	261	24%	81%
Total interest income	1,534	1,548	1,512	-1%	1%

Interest Expense:
Interest-bearing checking and money market accounts	218	214	268	2%	-19%
Savings accounts	110	64	43	72%	156%
Certificates of deposit	372	337	180	10%	107%
Borrowed funds	324	376	139	-14%	133%
Total interest expense	1,024	991	630	3%	63%
Net interest income	510	557	882	-8%	-42%
Provision for credit losses	242	390	62	-38%	290%
Net interest income after provision for credit losses	268	167	820	60%	-67%

Non-Interest Income:
Fee income	42	41	58	2%	-28%
Bank-owned life insurance	10	12	11	-17%	-9%
Net return on mortgage servicing rights	34	19	23	79%	48%
Net gain on loan sales and securitizations	5	18	28	-72%	-82%
Net loan administration (loss) income	(8)	(5)	19	60%	-142%
Bargain purchase gain	—	—	—	NM	NM
Other income	30	29	21	3%	43%
Total non-interest income	113	114	160	-1%	-29%

Non-Interest Expense:
Operating expenses:
Compensation and benefits	316	312	346	1%	-9%
FDIC insurance	98	91	19	8%	416%
Occupancy and equipment	59	52	55	13%	7%
General and administrative	188	183	165	3%	14%
Total operating expenses	661	638	585	4%	13%
Intangible asset amortization	37	33	36	12%	3%
Merger-related and restructuring expenses	18	34	91	-47%	-80%
Total non-interest expense	716	705	712	2%	1%
(Loss) income before income taxes	(335)	(424)	268	-21%	-225%
Income tax (benefit) expense	(55)	(101)	61	-46%	NM
Net (loss) income	(280)	(323)	207	-13%	-235%
Preferred stock dividends	9	10	8	-10%	13%
Net (loss) income attributable to common stockholders	$(289)	$(333)	$199	-13%	-245%

Basic (loss) earnings per common share	$(0.79)	$(1.14)	$0.82	NM	NM
Diluted (loss) earnings per common share	$(0.79)	$(1.14)	$0.81	NM	NM
Dividends per common share	$0.01	$0.01	$0.17	—%	-94%

New York Community Bancorp, Inc. Reports Third Quarter 2024 Results

NEW YORK COMMUNITY BANCORP, INC.
CONSOLIDATED STATEMENTS OF (LOSS) INCOME

	For the Nine Months Ended		Change
	September 30, 2024	September 30, 2023	Amount	Percent
(dollars in millions, except per share data)
Interest Income:
Loans and leases	$3,421	$3,279	142	4%
Securities and money market investments	1,174	765	409	53%
Total interest income	4,595	4,044	551	14%

Interest Expense:
Interest-bearing checking and money market accounts	664	657	7	1%
Savings accounts	221	122	99	81%
Certificates of deposit	1,000	436	564	129%
Borrowed funds	1,019	492	527	107%
Total interest expense	2,904	1,707	1,197	70%
Net interest income	1,691	2,337	(646)	-28%
Provision for credit losses	947	281	666	237%
Net interest income after provision for credit losses	744	2,056	(1,312)	-64%

Non-Interest Income:
Fee income	117	133	(16)	-12%
Bank-owned life insurance	32	32	—	—%
Net losses on securities	—	(1)	1	-100%
Net return on mortgage servicing rights	74	70	4	6%
Net gain on loan sales and securitizations	43	73	(30)	-41%
Net loan administration income	3	65	(62)	-95%
Bargain purchase gain	(121)	2,142	(2,263)	-106%
Other income	88	46	42	91%
Total non-interest income	236	2,560	(2,324)	-91%

Non-Interest Expense:
Operating expenses:
Compensation and benefits	961	854	107	13%
FDIC insurance	239	56	183	327%
Occupancy and equipment	163	142	21	15%
General and administrative	557	440	117	27%
Total operating expenses	1,920	1,492	428	29%
Intangible asset amortization	105	90	15	17%
Merger-related and restructuring expenses	95	267	(172)	-64%
Total non-interest expense	2,120	1,849	271	15%
(Loss) income before income taxes	(1,140)	2,767	(3,907)	-141%
Income tax (benefit) expense	(210)	141	(351)	-249%
Net (loss) income	(930)	2,626	(3,556)	-135%
Preferred stock dividends	27	25	2	8%
Net (loss) income attributable to common stockholders	$(957)	$2,601	(3,558)	-137%

Basic (loss) earnings per common share	$(3.16)	$10.86	NM	NM
Diluted (loss) earnings per common share	$(3.16)	$10.84	NM	NM
Dividends per common share	$0.03	$0.51	—	-94%

New York Community Bancorp, Inc. Reports Third Quarter 2024 Results

NEW YORK COMMUNITY BANCORP, INC.
RECONCILIATIONS OF CERTAIN GAAP AND NON-GAAP FINANCIAL MEASURES
(dollars in millions)

While stockholders’ equity, total assets, and book value per share are financial measures that are recorded in accordance with U.S. generally accepted accounting principles (“GAAP”), tangible common stockholders’ equity, tangible assets, and tangible book value per share are not. Nevertheless, it is management’s belief that these non-GAAP measures should be disclosed in our earnings releases and other investor communications for the following reasons:

1.   Tangible common stockholders’ equity is an important indication of the Company’s ability to grow organically and through business combinations, as well as its ability to pay dividends and to engage in various capital management strategies.
2.     Returns on average tangible assets and average tangible common stockholders’ equity are among the profitability measures considered by current and prospective investors, both independent of, and in comparison with, the Company’s peers.
3.    Tangible book value per share and the ratio of tangible common stockholders’ equity to tangible assets are among the capital measures considered by current and prospective investors, both independent of, and in comparison with, its peers.

Tangible common stockholders’ equity, tangible assets, and the related non-GAAP profitability and capital measures should not be considered in isolation or as a substitute for stockholders’ equity, total assets, or any other profitability or capital measure calculated in accordance with GAAP. Moreover, the manner in which we calculate these non-GAAP measures may differ from that of other companies reporting non-GAAP measures with similar names.

New York Community Bancorp, Inc. Reports Third Quarter 2024 Results
The following table presents reconciliations of our common stockholders’ equity and tangible common stockholders’ equity, our total assets and tangible assets, and the related GAAP and non-GAAP profitability and capital measures at or for the periods indicated:

	At or for the			At or for the
	Three Months Ended September 30,			For the Nine Months Ended
(dollars in millions)	September 30, 2024	June 30, 2024	September 30, 2023	September 30, 2024	September 30, 2023
Total Stockholders’ Equity	$8,571	$8,397	$10,993	$8,571	$10,993
Less: Goodwill and other intangible assets	(519)	(557)	(3,087)	(519)	(3,087)
Less: Preferred stock	(503)	(503)	(503)	(503)	(503)
Tangible common stockholders’ equity	$7,549	$7,337	$7,403	$7,549	$7,403

Total Assets	$114,367	$119,055	$111,230	$114,367	$111,230
Less: Goodwill and other intangible assets	(519)	(557)	(3,087)	(519)	(3,087)
Tangible Assets	$113,848	$118,498	$108,143	$113,848	$108,143

Average common stockholders’ equity	$8,122	$7,984	$10,692	$8,003	$9,925
Less: Average goodwill and other intangible assets	(544)	(578)	(3,111)	$(578)	$(3,011)
Average tangible common stockholders’ equity	$7,578	$7,406	$7,581	$7,425	$6,914

Average Assets	$118,396	$118,353	$114,274	$117,495	$110,095
Less: Average goodwill and other intangible assets	(544)	(578)	(3,111)	(578)	(3,011)
Average tangible assets	$117,852	$117,775	$111,163	$116,917	$107,084

GAAP MEASURES:
(Loss) return on average assets (1)	(0.94)%	(1.09)%	0.72%	(1.06)%	3.18%
(Loss) return on average common stockholders' equity (2)	(14.19)%	(16.69)%	7.42%	(15.94)%	34.94%
Book value per common share	$19.43	$22.47	$43.56	$19.43	$43.56
Common stockholders’ equity to total assets	7.05%	6.63%	9.43%	7.05%	9.43%
NON-GAAP MEASURES:
(Loss) return on average tangible assets (1)	(0.82)%	(1.01)%	0.99%	(0.82)%	0.85%
(Loss) return on average tangible common stockholders’ equity (2)	(13.27)%	(16.62)%	14.01%	(13.32)%	12.67%
Tangible book value per common share	$18.18	$20.89	$30.74	$18.18	$30.74
Tangible common stockholders’ equity to tangible assets	6.63%	6.19%	6.85%	6.63%	6.85%

(1)To calculate return on average assets for a period, we divide net income, or non-GAAP net income, generated during that period by average assets recorded during that period. To calculate return on average tangible assets for a period, we divide net income by average tangible assets recorded during that period.
(2)To calculate return on average common stockholders’ equity for a period, we divide net income attributable to common stockholders, or non-GAAP net income attributable to common stockholders, generated during that period by average common stockholders’ equity recorded during that period. To calculate return on average tangible common stockholders’ equity for a period, we divide net income attributable to common stockholders generated during that period by average tangible common stockholders’ equity recorded during that period.

New York Community Bancorp, Inc. Reports Third Quarter 2024 Results
While diluted earnings per common share, net income, net income attributable to common stockholders, and total non-interest income are financial measures that are recorded in accordance with GAAP, financial measures that adjust these GAAP measures to exclude merger and restructuring expenses, the bargain purchase gains related to our merger with Flagstar and the Signature transaction, and certain items related to the sale of the mortgage warehouse business are not. Nevertheless, it is management’s belief that these non-GAAP measures should be disclosed in our earnings release and other investor communications because they are not considered part of recurring operations and are included because the Company believes they may provide useful supplemental information for evaluating the underlying performance trends of the Company.

	For the Three Months Ended			For the Nine Months Ended
(dollars in millions, except per share data)	September 30, 2024	June 30, 2024	September 30, 2023	September 30, 2024	September 30, 2023
Net (loss) income - GAAP	$(280)	$(323)	$207	$(930)	$2,626
Merger-related and restructuring expenses, net of tax (1)	13	25	67	70	198
Certain items related to sale on mortgage warehouse business	24	—	—	24	—
Bargain purchase gain	—	—	—	121	(2,142)
Net (loss) income, as adjusted - non-GAAP	$(243)	$(298)	$274	$(715)	$682
Preferred stock dividends	9	10	8	27	25
Net (loss) income attributable to common stockholders, as adjusted - non-GAAP	$(252)	$(308)	$266	$(742)	$657

Diluted (loss) earnings per common share - GAAP	$(0.79)	$(1.14)	$0.81	$(3.16)	$10.84
Diluted (loss) earnings per common share, as adjusted - non-GAAP	$(0.69)	$(1.05)	$1.09	$(2.45)	$2.73

(1)Certain merger-related items are not taxable or deductible.

While net income is a financial measure that is calculated in accordance with GAAP, PPNR and PPNR excluding merger-related and restructuring expenses, bargain purchase gain and certain items related to the sale of the mortgage warehouse business are non-GAAP financial measures. Nevertheless, it is management’s belief that these non-GAAP measures should be disclosed in our earnings releases and other investor communications because management believes these measures are relevant to understanding the performance of the Company attributable to elements other than the provision for credit losses and the ability of the Company to generate earnings sufficient to cover estimated credit losses. These measures also provide a meaningful basis for comparison to other financial institutions since it is commonly employed and is a measure frequently cited by investors and analysts. The following table reconciles the non-GAAP financial measures of PPNR and PPNR, excluding merger-related and restructuring expenses, bargain purchase gain and certain items related to the sale of the mortgage warehouse business, to the comparable GAAP financial measures of net income for the stated periods:

				September 30, 2024
	For the Three Months Ended			compared to (%):
	September 30, 2024	June 30, 2024	September 30, 2023	June 30, 2024	September 30, 2023
(dollars in millions)
Net interest income	$510	$557	$882	-8%	-42%
Non-interest income	113	114	160	-1%	-29%
Total revenues	$623	$671	$1,042	-7%	-40%
Total non-interest expense	716	705	712	2%	1%
Pre - provision net revenue (non-GAAP)	$(93)	$(34)	$330	174%	NM
Merger-related and restructuring expenses	18	34	91	-47%	-80%
Certain items related to sale on mortgage warehouse business	32	—	—	NM	NM
Pre - provision net revenue excluding merger-related and restructuring expenses, as adjusted (non-GAAP)	$(43)	$—	$421	NM	-110%
Provision for credit losses	(242)	(390)	(62)	-38%	290%
Merger-related and restructuring expenses	(18)	(34)	(91)	-47%	-80%
Certain items related to sale on mortgage warehouse business	(32)	—	—	NM	NM
(Loss) income before taxes	$(335)	$(424)	$268	-21%	NM
Income tax (benefit) expense	(55)	(101)	61	-46%	NM
Net (Loss) Income (GAAP)	$(280)	$(323)	$207	-13%	NM

New York Community Bancorp, Inc. Reports Third Quarter 2024 Results

	For the Nine Months Ended		Change
	September 30, 2024	September 30, 2023	Amount	Percent
(dollars in millions)
Net interest income	$1,691	$2,337	$(646)	-28%
Non-interest income	236	2,560	$(2,324)	-91%
Total revenues	$1,927	$4,897	$(2,970)	-61%
Total non-interest expense	2,120	1,849	$271	15%
Pre - provision net revenue (non-GAAP)	$(193)	$3,048	$(3,241)	NM
Bargain purchase gain	121	(2,142)	$2,263	NM
Merger-related and restructuring expenses	95	267	$(172)	-64%
Certain items related to sale on mortgage warehouse business	32	—	$32	NM
Pre - provision net revenue excluding merger-related and restructuring expenses and bargain purchase gain, as adjusted (non-GAAP)	$55	$1,173	$(1,118)	-95%
Provision for credit losses	(947)	(281)	$(666)	237%
Bargain purchase gain	(121)	2,142	$(2,263)	NM
Merger-related and restructuring expenses	(95)	(267)	$172	-64%
Certain items related to sale on mortgage warehouse business	(32)	—	$(32)	NM
(Loss) income before taxes	$(1,140)	$2,767	$(3,907)	NM
Income tax (benefit) expense	(210)	141	$(351)	NM
Net (Loss) Income (GAAP)	$(930)	$2,626	$(3,556)	NM

New York Community Bancorp, Inc. Reports Third Quarter 2024 Results
NEW YORK COMMUNITY BANCORP, INC.
NET INTEREST INCOME ANALYSIS
LINKED-QUARTER AND YEAR-OVER-YEAR COMPARISONS
(dollars in millions)

	For the Three Months Ended
	September 30, 2024				June 30, 2024				September 30, 2023
(dollars in millions)	Average Balance	Interest	Average Yield/Cost		Average Balance	Interest	Average Yield/Cost		Average Balance	Interest	Average Yield/Cost
Assets:
Interest-earning assets:
Mortgage and other loans, net	$76,553	$1,061	5.53%		$83,235	$1,167	5.62%		$85,691	$1,251	5.82%
Securities	12,862	153	4.85		12,094	139	4.68		10,317	111	4.30
Reverse repurchase agreements	—	—	—		—	—	—		299	5	6.11
Interest-earning cash and cash equivalents	23,561	320	5.40		17,883	242	5.44		10,788	145	5.31
Total interest-earning assets	112,976	$1,534	5.42		113,212	$1,548	5.48		107,095	$1,512	5.62
Non-interest-earning assets	5,420				5,141				7,179
Total assets	$118,396				$118,353				$114,274
Liabilities and Stockholders’ Equity:
Interest-bearing deposits:
Interest-bearing checking and money market accounts	$22,207	$218	3.90%		$23,000	$214	3.73%		$31,321	$268	3.40%
Savings accounts	12,281	110	3.57		9,173	64	2.82		9,628	43	1.76
Certificates of deposit	29,159	372	5.07		27,434	337	4.95		17,545	180	4.06
Total interest-bearing deposits	63,647	700	4.37		59,607	615	4.15		58,494	491	3.33
Borrowed funds	24,456	324	5.28		28,612	376	5.28		15,596	139	3.53
Total interest-bearing liabilities	88,103	$1,024	4.62		88,219	$991	4.52		74,090	$630	3.37
Non-interest-bearing deposits	18,631				18,632				25,703
Other liabilities	2,858				2,521				3,286
Total liabilities	109,593				109,372				103,079
Stockholders’ and mezzanine equity	8,803				8,981				11,195
Total liabilities and stockholders’ equity	$118,396				$118,353				$114,274
Net interest income/interest rate spread		$510	0.80%			$557	0.97%			$882	2.25%
Net interest margin			1.79%				1.98%				3.27%
Ratio of interest-earning assets to interest-bearing liabilities			1.28	x			1.28	x			1.45	x

New York Community Bancorp, Inc. Reports Third Quarter 2024 Results

	For the Nine Months Ended
	September 30, 2024				September 30, 2023
(dollars in millions)	Average Balance	Interest	Average Yield/Cost		Average Balance	Interest	Average Yield/Cost
Assets:
Interest-earning assets:
Mortgage and other loans, net	$81,286	$3,421	5.62%		$80,569	$3,279	5.43%
Securities	12,180	415	4.59		10,314	318	4.11
Reverse repurchase agreements	—	—	—		503	21	5.74
Interest-earning cash and cash equivalents	18,615	758	5.44		11,127	426	5.11
Total interest-earning assets	112,081	$4,594	5.47		102,513	$4,044	5.27
Non-interest-earning assets	5,414				7,582
Total assets	$117,495				$110,095
Liabilities and Stockholders’ Equity:
Interest-bearing deposits:
Interest-bearing checking and money market accounts	$23,872	$664	3.71%		$28,385	$657	3.09%
Savings accounts	9,960	221	2.97		10,240	122	1.60
Certificates of deposit	27,109	1,000	4.93		16,627	436	3.50
Total interest-bearing deposits	60,941	1,885	4.13		55,252	1,215	2.94
Borrowed funds	26,259	1,019	5.31		18,683	492	3.52
Total interest-bearing liabilities	87,200	$2,904	4.45		73,935	$1,707	3.09
Non-interest-bearing deposits	18,872				21,214
Other liabilities	2,648				4,518
Total liabilities	108,720				99,667
Stockholders’ and mezzanine equity	8,775				10,428
Total liabilities and stockholders’ equity	$117,495				$110,095
Net interest income/interest rate spread		$1,691	1.02%			$2,337	2.18%
Net interest margin			2.01%				3.05%
Ratio of interest-earning assets to interest-bearing liabilities			1.29	x			1.39	x

New York Community Bancorp, Inc. Reports Third Quarter 2024 Results

NEW YORK COMMUNITY BANCORP, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS
(dollars in millions)

	For the Three Months Ended			For the Nine Months Ended
(dollars in millions, except share and per share data)	September 30, 2024	June 30, 2024	September 30, 2023	September 30, 2024	September 30, 2023
PROFITABILITY MEASURES:
Net (loss) income	$(280)	$(323)	$207	$(930)	$2,626
Net (loss) income attributable to common stockholders	(289)	(333)	199	(957)	2,601
Basic (loss) earnings per common share	(0.79)	(1.14)	0.82	(3.16)	10.86
Diluted (loss) earnings per common share	(0.79)	(1.14)	0.81	(3.16)	10.84
(Loss) return on average assets	(0.94)%	(1.09)%	0.72%	(1.06)%	3.18%
(Loss) return on average tangible assets (1)	(0.82)	(1.01)	0.99	(0.82)	0.85
(Loss) return on average common stockholders’ equity	(14.19)	(16.69)	7.42	(15.94)	34.94
(Loss) return on average tangible common stockholders' equity (1)	(13.27)	(16.62)	14.01	(13.32)	12.67
Efficiency ratio (2)	105.96	95.05	56.15	93.75	54.16
Operating expenses to average assets	2.23	2.16	2.05	0.54	1.81
Interest rate spread	0.80	0.97	2.25	1.02	2.18
Net interest margin	1.79	1.98	3.27	2.01	3.05
Effective tax rate	16.34	23.69	22.68	18.40	5.09
Shares used for basic common EPS computation	366,637,882	293,122,116	240,828,836	302,382,890	236,894,841
Shares used for diluted common EPS computation	366,637,882	293,122,116	241,637,630	302,382,890	237,479,350
Common shares outstanding at the respective period-ends	415,257,967	351,304,364	240,825,252	351,304,364	240,825,252

(1)See the reconciliations of these non-GAAP measures with the comparable GAAP measures on page 15 of this release.
(2)We calculate our efficiency ratio by dividing our operating expenses by the sum of our net interest income and non-interest income, excluding the bargain purchase gain.

	September 30, 2024	June 30, 2024	December 31, 2023
CAPITAL MEASURES:
Book value per common share	$19.43	$22.47	$32.66
Tangible book value per common share - as reported (1)	18.18	20.89	30.08
Common stockholders’ equity to total assets	7.05%	6.63%	6.90%
Tangible common stockholders’ equity to tangible assets (1)	6.63	6.19	6.38

(1)See the reconciliations of these non-GAAP measures with the comparable GAAP measures on page 15 of this release.

New York Community Bancorp, Inc. Reports Third Quarter 2024 Results
NEW YORK COMMUNITY BANCORP, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS

ASSET QUALITY SUMMARY

The following table presents the Company's asset quality measures at the respective dates:

				September 30, 2024
				compared to
(dollars in millions)	September 30, 2024	June 30, 2024	December 31, 2023	June 30, 2024	December 31, 2023
Non-accrual loans held for investment:
Multi-family	$1,504	$794	$138	89%	990%
Commercial real estate	692	753	128	-8%	441%
One-to-four family first mortgage	39	106	95	-63%	-59%
Acquisition, development, and construction	21	18	2	17%	950%
Commercial and industrial	235	247	43	-5%	447%
Other non-accrual loans	23	24	22	-4%	5%
Total non-accrual loans held for investment	2,514	1,942	428	29%	487%
Repossessed assets	15	17	14	-12%	7%
Total non-accrual held for investment loans and repossessed assets	$2,529	$1,959	$442	29%	472%

Non-accrual loans held for sale:
Commercial real estate	$112	$15	$163	647%	-31%
One-to-four family first mortgage	64	—	—	NM	NM
Acquisition, development, and construction	13	—	1	NM	NM
Total non-accrual mortgage loans held for sale	$189	$15	$164	1160%	15%

The following table presents the Company's asset quality measures at the respective dates:

	September 30, 2024	June 30, 2024	December 31, 2023
Non-accrual held for investment loans to total loans held for investment	3.54%	2.60%	0.51%
Non-accrual held for investment loans and repossessed assets to total assets	2.21	1.65	0.39
Allowance for credit losses on loans to non-accrual loans held for investment	50.28	65.31	231.51
Allowance for credit losses on loans to total loans held for investment	1.78	1.70	1.17

New York Community Bancorp, Inc. Reports Third Quarter 2024 Results

NEW YORK COMMUNITY BANCORP, INC.
SUPPLEMENTAL FINANCIAL INFORMATION

The following table presents the Company's loans 30 to 89 days past due at the respective dates:

				September 30, 2024
				compared to
(dollars in millions)	September 30, 2024	June 30, 2024	December 31, 2023	June 30, 2024	December 31, 2023
Loans 30 to 89 Days Past Due:
Multi-family	$124	$893	$121	-86%	2%
Commercial real estate	43	125	28	-66%	54%
One-to-four family first mortgage	21	22	40	-5%	-48%
Acquisition, development, and construction	16	54	2	-70%	700%
Commercial and industrial	47	100	37	-53%	27%
Other loans	10	10	22	—%	-55%
Total loans 30 to 89 days past due	$261	$1,204	$250	-78%	4%

The following table summarizes the Company’s net charge-offs (recoveries) for the respective periods:

	For the Three Months Ended			For the Nine Months Ended
	September 30, 2024	June 30, 2024	September 30, 2023	September 30, 2024	September 30, 2023
(dollars in millions)
Charge-offs:
Multi-family	$101	$76	$2	$188	$2
Commercial real estate	110	237	14	411	14
One-to-four family residential	7	1	—	8	3
Acquisition, development and construction	4	—	—	4	—
Commercial and industrial	33	35	6	79	6
Other	5	5	4	15	9
Total charge-offs	$260	$354	$26	$705	$34

Recoveries:
Multi-family	$(3)	$—	$—	$(4)	$—
Commercial real estate	(6)	—	—	(6)	—
One-to-four family residential	(5)	—	—	(5)	—
Commercial and industrial	(4)	(4)	(1)	(15)	(8)
Other	(2)	(1)	(1)	(5)	(3)
Total recoveries	$(20)	$(5)	$(2)	$(35)	$(11)

Net charge-offs (recoveries)	$240	$349	$24	$670	$23

Net charge-offs (recoveries) to average loans (1)	0.31%	0.42%	0.03%	0.82%	0.03%

(1)Three months ended presented on a non-annualized basis.

New York Community Bancorp, Inc. Reports Third Quarter 2024 Results

NEW YORK COMMUNITY BANCORP, INC.
SUPPLEMENTAL FINANCIAL INFORMATION

LOANS SERVICED AND SUBSERVICED

	September 30, 2024		June 30, 2024
(dollars in millions)	Unpaid Principal Balance (1)	Number of accounts	Unpaid Principal Balance (1)	Number of accounts
Subserviced for others (2)	$265,343	912,835	$269,924	945,888
Serviced for others (3)	79,020	310,684	77,484	305,113
Serviced for own loan portfolio (4)	8,658	51,772	8,435	51,899
Total loans serviced	$353,021	1,275,291	$355,843	1,302,900

(1)UPB, net of write downs, does not include premiums or discounts.
(2)Loans subserviced for a fee for non-Company owned loans or MSRs. Includes temporary short-term subservicing performed as a result of sales of servicing-released MSRs.
(3)Loans for which the Company owns the MSR.
(4)Includes LHFI (residential first mortgage, home equity and other consumer), LHFS (residential first mortgage), loans with government guarantees (residential first mortgage), and repossessed assets.